American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Closes US$23.6 Million Financing Including Strategic Investment by Denison Mines

April 15, 2008 – Uranerz Energy Corporation (“Uranerz”or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that it has closed the financings, as previously announced on March 18, 2008, of 9,865,000 Units at US$2.40 per Unit for gross proceeds of US$23,676,000. Denison Mines Corp. acquired 5,465,000 Units in the financings and now owns approximately 9.9% of the issued and outstanding common shares of Uranerz.

Each Unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to purchase one additional share of Uranerz common stock for a period of 24 months after the closing at an exercise price of US$3.50 per share. In the event that the trading price of the Company’s common shares on the American Stock Exchange closes above US$4.50 per share for a period of 20 consecutive trading days at any time after August 16, 2008, the Company may accelerate the expiry time of the warrants by giving notice to the warrant holders by press release and in such case the warrants will expire on the 30th day after the date on which notice is given via press release.

Placement agents were paid a cash commission of US$576,000 which equals 6% of the gross proceeds of the brokered portion of the financing. Uranerz has also issued 120,000 agents warrants to the placement agents, entitling the placement agents to purchase common shares equal to 3% of the Units sold under the brokered portion of the financing at price of US$2.60 for a period of 12 months following the closing of the financing.

The net proceeds of this financing will be used to: 1) advance the Company’s Nichols Ranch and Hank ISR properties (Uranium Mining License and Permit Applications were submitted to the Federal and State regulatory authorities in Q4/07); 2) continue an aggressive exploration drill program on the 81% owned Arkose Property; and 3) for general working capital purposes.

The securities sold have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons or persons within the United States without registration unless an exemption from such registration requirements is available. The Units were placed within the United States and to, or for the account or benefit of, U.S. Persons or persons within the United States pursuant to exemptions from the registration requirements of the U.S. Securities Act provided by Regulation D and/or Section 4(2) thereunder, and outside the United States in off-shore transactions pursuant to the exclusion from the registration requirements of the U.S. Securities Act provided by Regulation S thereunder.

About Uranerz and the Arkose Mining Venture

Uranerz Energy Corporation is a development and exploration company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”

Certain members of the Uranerz management team have considerable specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 114,900 acres (or approximately 179 square miles) in the Powder River Basin of Wyoming, United States, an area well known for hosting uranium-mineralized roll fronts that are amenable to ISR mining techniques.

The Company has submitted ISR mine permit applications for two of its Powder River Basin properties, the Hank and Nichols Ranch projects. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mines currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray/Christensen Ranch ISR mine located in the Pumpkin Buttes uranium district (presently on stand-by, but scheduled to recommence operations in the near term).

Further Information

For further information relating to the Company, please refer to the Company’s website at www.uranerz.com or contact the Company’s Investor Relations department at 1-800-689-1659.

Cautionary Statement regarding “Forward-Looking”Information and Statements
This news release may contain or refer to "forward-looking information" and “forward-looking statements”within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, the Company’s potential relationship with Denison, potential uranium exploration targets, future exploration and drilling programs and results, and planned permitting activities, as well as resource estimates, projections, the Company’s exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian Securities Administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.